EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the use of our report dated August 17, 2004, except as to note 2 of the notes to consolidated financial statements, which is as of November 10, 2004, with respect to the consolidated balance sheets of Enzon Pharmaceuticals, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related consolidated financial statement schedule incorporated herein by reference.

Our report refers to the Company's restatement of its consolidated financial statements for the year ended June 30, 2004, as discussed in note 2 of the notes to consolidated financial statements.


                                                /s/ KPMG LLP

Short Hills, New Jersey
December 16, 2004